Exhibit 99.1

News Release	Corporate Communications 7480 Flying Cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009
For Immediate Release
Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Reports FY10 First-Quarter Financial Results — Raises Full-Year Sales and Fully Diluted
EPS Guidance

First Quarter Fully Diluted EPS Climb 35 Percent to $2.09 as

Sales Rise 7.5 Percent to $1.2 Billion

First Quarter Net Income up 28 Percent to $69 Million

First Quarter Margins Approach 11 Percent

First Quarter Orders Reach $1.6 Billion — Representing a Book-to-Bill of 1.3

Minneapolis, August 6, 2009 — Alliant Techsystems (NYSE: ATK) today reported that fully diluted earnings per share (EPS) in the first quarter of fiscal year 2010 (FY10), which ended on July 5, 2009, rose 35 percent to $2.09, compared to $1.55(1)  in the prior-year quarter.  The results were driven by top line sales growth, improved operating margins, reduced share count, and the absence of $15 million in charges in the prior-year quarter related to program performance in the company’s spacecraft structures business.  These improvements were partially offset by increased pension expense.

Based on the strength of its first quarter performance, a strong orders outlook, and better visibility into the remainder of the year, the company is raising its full-year fully diluted EPS guidance to a range of $8.45 - $8.60.  ATK is also raising its full-year sales guidance to a range of $4.80 - $4.85 billion.

Sales for the quarter rose 7.5 percent to $1.2 billion, driven by strong demand for commercial ammunition products, continued strength in military ammunition, and new international ammunition

(1)At the beginning of the company’s fiscal year on April 1, 2009, ATK retrospectively adopted FSP APB14-1 “Accounting for Convertible Debt Instruments that may be settled is cash upon conversion” (FSP 14-1) and was required to restate certain financial information for all prior periods.  The adoption resulted in an increase to non-cash interest expense of $5.841 million ($3.475 million net of tax, or $0.10 diluted EPS) for the quarter ended June 29, 2008.  All fiscal 2009 financial amounts included in this press release have been restated to reflect the adoption of FSP 14-1.

sales, partially offset by expected lower sales in the company’s Space Systems group.    Organic sales were up 6.3 percent.  Orders in the quarter were up 123 percent to $1.6 billion, a book-to-bill ratio of 1.3.  The orders growth was driven by the strength of the company’s ammunition business and commercial aerospace structures.  Net income in the first quarter was up 28 percent to $69 million.

“The strength of ATK’s commercial and military ammunition businesses, coupled with long-term opportunities in aerostructures, precision weapons, and tactical accessories will fuel ATK’s continued growth,” said Dan Murphy, Chairman and CEO.

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the first quarter of fiscal year 2010, which ended on July 5, 2009 (in thousands).

External Sales:

	Quarters Ended
	July 5, 2009	June 29, 2008	$ Change	% Change

ATK Armament Systems	$552,415	$441,574	$110,841	25.1%
ATK Mission Systems	292,551	276,503	16,048	5.8%
ATK Space Systems	364,168	406,788	(42,620)	(10.5)%
Total	$1,209,134	$1,124,865	$84,269	7.5%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended
	July 5, 2009	June 29, 2008	$ Change	% Change

ATK Armament Systems	$61,215	$44,160	$17,055	38.6%
ATK Mission Systems	33,251	32,834	417	1.3%
ATK Space Systems	41,123	36,242	4,881	13.5%
Corporate	(4,217)	(4,904)	687	(14.0)%
Total	$131,372	$108,332	$23,040	21.3%

SEGMENT RESULTS

ATK operates three principal business groups: Armament Systems; Mission Systems; and Space Systems.

ATK ARMAMENT SYSTEMS

Sales in the first quarter of FY10 increased 25 percent to $552 million, compared to $442 million in the prior-year quarter.  The recent acquisition of Eagle Industries, which is now the Tactical Systems division, contributed $13 million of sales in the quarter.  Organic sales increased 22 percent.  The increase reflects significantly higher sales volume in commercial ammunition, increased modernization funds, and sales associated with the company’s non-standard ammunition contract for Afghan Security Forces, partially offset by lower sales volume in medium-caliber ammunition.

Earnings before interest, taxes, and noncontrolling interest (operating profit) in the first quarter rose 39 percent to $61 million compared to $44 million in the prior-year quarter, reflecting increased sales volume and improved profitability in both commercial ammunition and medium-caliber ammunition.  These were partially offset by higher pension expense.

ATK MISSION SYSTEMS

First quarter sales in the Mission Systems group rose six percent to $293 million from $277 million in the prior-year quarter.  The increase reflects higher sales in commercial aircraft structures, precision weapons, and military composites, partially offset by lower sales volume in defense electronics, special mission aircraft, and tank ammunition.

Operating profit of $33 million remained steady from the prior-year quarter.  The operating profit on increased sales volume was offset by higher pension expense.

ATK SPACE SYSTEMS

First quarter sales in the Space Systems group declined by 11 percent to $364 million compared to $407 million in the prior-year quarter.  The decrease reflects the expected draw down of the Minuteman III program and the termination of the Kinetic Energy Interceptor.

Operating profit for the group rose 14 percent to $41 million, compared to $36 million in the prior-year quarter.  The increase reflects the absence of $15 million of charges in the prior-year quarter partially offset by the draw down of the Minuteman III program and higher pension expense.

CORPORATE AND OTHER

In the first quarter, corporate and other expenses totaled $4.2 million compared to $4.9 million recorded in the prior-year quarter.  The share count was 33.3 million, compared to 35.2 million in the prior-year quarter.

OUTLOOK

Based on the strength of the company’s first-quarter results, strong orders profile, and better visibility into the year, ATK is raising full-year FY10 fully diluted EPS guidance to a range of $8.45 - $8.60, up from previous guidance of $8.05 - $8.25.  In addition, the company now expects full-year sales to be in a range of $4.80 - $4.85 billion, up from previous expectations of $4.73 - $4.80 billion.  The company continues to expect to generate free cash flow of $110 - $130 million in FY10, reflecting a

$150 million pension contribution made in the first quarter of FY10 (see reconciliation table for details).  Average share count is expected to be approximately 33.5 million.  The effective tax rate for the year is expected to be approximately 37 percent.  The tax rate assumes that the Federal R&D tax credit will be extended.   Pension expenses are expected to be approximately $70 million.  Capital expenditures in FY10 are anticipated to be approximately $130 million.

Reconciliation of Non-GAAP Financial Measures

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

Projected Year Ending March 31, 2010

Cash (used for) provided by operating activities	$240,000 - $260,000
Capital expenditures	~(130,000)
Free cash flow	$110,000 - $130,000

ATK is a premier aerospace and defense company with more than 18,000 employees in 22 states, Puerto Rico and internationally, and revenues in excess of $4.8 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the Ares I and Ares V programs for NASA; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology;

increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED
(In thousands except per share data)	July 5, 2009	June 29, 2008 (1)

Sales	$1,209,134	$1,124,865
Cost of sales	949,289	905,593
Gross profit	259,845	219,272
Operating expenses:
Research and development	15,378	21,721
Selling	45,094	38,687
General and administrative	68,001	50,532
Income before interest, income taxes, and minority interest	131,372	108,332
Interest expense	(20,935)	(22,550)
Interest income	86	367
Income before income taxes and minority interest	110,523	86,149
Income tax provision	41,040	31,667
Income before minority interest	69,483	54,482
Minority interest, net of income taxes	52	90
Net income (loss)	$69,431	$54,392

Earnings per common share:
Basic	$2.12	$1.66
Diluted	$2.09	$1.55

Average number of common shares	32,728	32,826
Average number of common and dilutive shares	33,297	35,184

(1) Restated due to the adoption of FSP ABP 14-1and SFAS No. 160

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	July 5, 2009	March 31, 2009(1)
Assets
Current assets:
Cash and cash equivalents	$154,923	$336,700
Net receivables	916,456	899,543
Net inventories	215,240	238,600
Income tax receivable	—	34,835
Deferred income tax assets	29,019	29,223
Other current assets	51,958	39,843
Total current assets	1,367,596	1,578,744
Net property, plant, and equipment	540,265	540,041
Goodwill	1,195,986	1,195,986
Deferred income tax assets	63,959	69,582
Deferred charges and other non-current assets	234,965	192,992
Total assets	$3,402,771	$3,577,345
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$292,152	$289,859
Accounts payable	175,644	294,971
Contract advances and allowances	91,718	86,080
Accrued compensation	111,714	168,059
Accrued income taxes	26,971	—
Other accrued liabilities	192,313	166,341
Total current liabilities	890,512	1,005,310
Long-term debt	1,098,242	1,097,744
Postretirement and postemployment benefits liabilities	120,763	121,689
Accrued pension liability	411,803	552,671
Other long-term liabilities	120,451	125,362
Total liabilities	2,641,771	2,902,776
Contingencies Common stock - $.01 par value Authorized - 90,000,000 shares Issued and outstanding 32,916,548 shares at July 5, 2009 and 32,783,496 at March 31, 2009	329	328
Additional paid-in-capital	573,708	574,674
Retained earnings	1,489,823	1,420,462
Accumulated other comprehensive loss	(643,602)	(651,652)
Common stock in treasury, at cost, 8,368,901 shares held at July 5, 2009 and 8,771,565 at March 31, 2009	(667,908)	(677,841)
Total ATK stockholders’ equity	752,350	665,971
Noncontrolling interest	8,650	8,598
Total equity	761,000	674,569
Total liabilities and stockholders’ equity	$3,402,771	$3,577,345

(1) Restated due to the adoption of FSP ABP 14-1 and SFAS No. 160

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
(In thousands)	July 5, 2009	June 29, 2008(1)
Operating activities
Net income	$69,483	$54,482
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	22,597	18,781
Amortization of intangible assets	1,240	1,405
Amortization of debt discount	6,228	5,841
Amortization of deferred financing costs	710	728
Deferred income taxes	633	59
Loss on disposal of property	(926)	58
Share-based plans expense	4,682	4,898
Excess tax benefits from share-based plans	(745)	(2,392)
Changes in assets and liabilities:
Net receivables	(16,913)	(147,604)
Net inventories	23,360	18,055
Accounts payable	(107,595)	(12,482)
Contract advances and allowances	5,638	(8,283)
Accrued compensation	(61,555)	(54,614)
Accrued income taxes	68,619	11,520
Pension and other postretirement benefits	(137,088)	7,565
Other assets and liabilities	(28,704)	24,470
Cash used for operating activities	(150,336)	(77,513)
Investing activities
Capital expenditures	(32,169)	(31,579)
Acquisition of business	—	(7,511)
Proceeds from the disposition of property, plant, and equipment	1,257	106
Cash used for investing activities	(30,912)	(38,984)
Financing activities
Change in cash overdrafts	—	10,598
Payments made on bank debt	(3,438)	—
Payments made for debt issue costs	—	(5)
Proceeds from employee stock compensation plans	2,164	3,887
Excess tax benefits from share-based plans	745	2,392
Cash (used for) provided by financing activities	(529)	16,872
Decrease in cash and cash equivalents	(181,777)	(99,625)
Cash and cash equivalents - beginning of period	336,700	119,773
Cash and cash equivalents - end of period	$154,923	$20,148

(1) Restated due to the adoption of FSP ABP 14-1 and SFAS No. 160